                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 33-65377


PROSPECTUS SUPPLEMENT
(To Prospectus dated December 4, 1995)

                                    [LOGO]

$300,000,000
6.70% Senior Notes due May 29, 2001

Interest payable May 29 and November 29
ISSUE PRICE: 99.830%

Interest on the 6.70% Senior Notes due May 29, 2001 (the "Notes") is payable semiannually on May 29 and November 29 commencing November 29, 1997. The Notes are not redeemable at any time prior to maturity. The Notes will be represented by Global Securities registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of the Notes".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================
                                                          UNDERWRITING
                                           PRICE TO      DISCOUNTS AND      PROCEEDS TO
                                          PUBLIC(1)      COMMISSIONS(2)    COMPANY(1)(3)
----------------------------------------------------------------------------------------
Per Note                                 99.830%         .274%             99.556%
----------------------------------------------------------------------------------------
Total                                    $299,490,000    $822,000          $298,668,000
----------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from May 27, 1997.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) Before deducting expenses payable by the Company estimated at $290,000.

The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriter, and subject to approval of certain legal matters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel for the Underwriter. It is expected that delivery of the Notes will be made on or about May 27, 1997 through the facilities of the Depositary, against payment therefor in immediately available funds.

J.P. MORGAN & CO.

May 21, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                         SUMMARY FINANCIAL INFORMATION

     The following summary of certain financial information of the Company and its consolidated subsidiaries has been derived principally from information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the three months ended March 31, 1997, available as described under "Documents Incorporated by Reference", and is qualified in its entirety by the detailed information and financial statements set forth therein.

                                                                                                    FOR THE THREE
                                                                                                    MONTHS ENDED
                                                     FOR THE YEAR ENDED DECEMBER 31                   MARCH 31
                                          ----------------------------------------------------   -------------------
                                            1992       1993       1994       1995       1996       1996       1997
                                          --------   --------   --------   --------   --------   --------   --------
                                                                                                     (UNAUDITED)
                                                                 (DOLLAR AMOUNTS IN MILLIONS)
REVENUE AND EARNINGS
Revenue --
  Finance charges.......................  $2,931.9   $3,250.7   $3,866.7   $4,805.3   $5,580.3   $1,308.3   $1,517.2
  Insurance premiums....................     209.9      242.2      293.5      325.1      354.8       81.6       87.6
  Investment and other income...........     182.8      196.7      227.7      254.0      286.3       64.3       74.7
                                          --------   --------   --------   --------   --------   --------   --------
                                           3,324.6    3,689.6    4,387.9    5,384.4    6,221.4    1,454.2    1,679.5
Expenses --
  Interest expense......................   1,222.8    1,291.8    1,509.7    1,979.8    2,206.7      514.7      584.1
  Operating expenses....................     807.4      979.6    1,191.6    1,417.8    1,603.3      366.7      426.6
  Provision for losses on finance
    receivables.........................     504.0      468.9      569.9      729.7      963.4      231.0      295.6
  Insurance benefits paid or provided...     100.0      114.9      144.1      135.7      142.9       33.0       35.4
                                          --------   --------   --------   --------   --------   --------   --------
                                           2,634.2    2,855.2    3,415.3    4,263.0    4,916.3    1,145.4    1,341.7
                                          --------   --------   --------   --------   --------   --------   --------
Earnings Before Provision for Income
  Taxes and Cumulative Effect of Changes
  in Accounting Principles..............     690.4      834.4      972.6    1,121.4    1,305.1      308.8      337.8
Provision for Income Taxes..............     240.7      310.7      369.1      413.3      482.0      115.0      122.4
                                          --------   --------   --------   --------   --------   --------   --------
Earnings Before Cumulative Effect of
  Changes in Accounting Principles......     449.7      523.7      603.5      708.1      823.1      193.8      215.4
Cumulative Effect of Changes in
  Accounting Principles(a)..............     (10.0)        --         --         --         --         --         --
                                          --------   --------   --------   --------   --------   --------   --------
Net Earnings............................  $  439.7   $  523.7   $  603.5   $  708.1   $  823.1   $  193.8   $  215.4
                                          ========   ========   ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges(b)...      1.56       1.64       1.64       1.56       1.59       1.60       1.57
                                              ====       ====       ====       ====       ====       ====       ====

---------------

(a) The Company recorded a one-time cumulative effect of changes in accounting principles related to the adoption, effective January 1, 1992, of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", and SFAS No. 109, "Accounting for Income Taxes".

(b) For purposes of computing the Ratio of Earnings to Fixed Charges, "earnings" represent earnings before provision for income taxes and cumulative effect of changes in accounting principles, plus fixed charges. "Fixed charges" represent interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                                                              DECEMBER 31     MARCH 31
                                                                 1996           1997
                                                              -----------    -----------
                                                                             (UNAUDITED)
                                                                    (IN MILLIONS)
BALANCE SHEET DATA
Assets:
  Cash and Cash Equivalents.................................   $   278.4       $   251.4
  Investments in Debt and Equity Securities
     Bonds and Notes........................................     1,034.1         1,124.2
     Stocks.................................................        10.3            10.3
                                                               ---------       ---------
          Total Investments in Debt and Equity Securities...     1,044.4         1,134.5
  Finance Receivables, net of unearned finance income
     Consumer Finance.......................................    27,997.1        28,876.2
     Commercial Finance.....................................    13,781.8        13,970.4
                                                               ---------       ---------
          Total Net Finance Receivables.....................    41,778.9        42,846.6
  Allowance for Losses on Finance Receivables...............    (1,371.4)       (1,468.4)
  Insurance Policy and Claims Reserves......................      (693.0)         (705.3)
  Other Assets..............................................     1,560.8         1,669.4
                                                               ---------       ---------
          Total Assets......................................   $42,598.1       $43,728.2
                                                               =========       =========
Liabilities and Stockholders' Equity:
  Notes Payable, unsecured short-term
     Commercial paper.......................................   $14,712.6       $16,720.7
     Bank loans.............................................     1,001.8              --
  Long-Term Debt, unsecured due within one year
     Senior.................................................     3,080.4         3,940.1
     Subordinated...........................................          --              --
     Capital................................................         0.1             0.1
  Accounts Payable and Accruals.............................       980.6         1,038.2
  Long-Term Debt, unsecured
     Senior.................................................    17,311.0        16,312.5
     Subordinated...........................................       425.0           425.0
     Capital................................................         0.4             0.4
                                                               ---------       ---------
          Total Long-Term Debt..............................    17,736.4        16,737.9
  Stockholders' Equity......................................     5,086.2         5,291.2
                                                               ---------       ---------
          Total Liabilities and Stockholders' Equity........   $42,598.1       $43,728.2
                                                               =========       =========

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes will constitute senior debt of the Company, will be issued under an indenture dated as of November 1, 1995 (the "Indenture") between the Company and The Chase Manhattan Bank ("Chase"), as Trustee, will be limited to $300,000,000 aggregate principal amount and will mature on May 29, 2001.

     The Notes will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from May 27, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on May 29 and November 29 of each year, commencing on November 29, 1997, to the persons in whose names the Notes are registered at the close of business on the May 14 and the November 14, as the case may be, next preceding such Interest Payment Date.

REDEMPTION

     The Notes are not redeemable prior to maturity.

BOOK-ENTRY SYSTEM

     Upon issuance, the Notes will be represented by Global Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as the depositary for the Notes (the "Depositary"). The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Purchases of the Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each actual purchaser of a Note (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     As long as the Notes are held by the Depositary or its nominee and the Depositary continues to make its same-day funds settlement system available to the Company, all payments of principal of and interest on the Notes will be made by the Company in immediately available funds to the Depositary. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Notes settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

     The Company expects that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

     The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Notes in exchange for all the Global Securities representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Securities and, in such event, will issue individual definitive Notes in exchange for all the Global Securities representing the Notes. Individual definitive Notes so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as the Depositary shall direct.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CONCERNING THE TRUSTEE

     Chase serves as trustee with respect to fourteen other series of Debt Securities previously issued under the Indenture. In addition, Chase acts as trustee with respect to various debt securities issued under indentures originally executed by Manufacturers Hanover Trust Company and Chemical Bank, respectively. Chase acts as depository for funds of, extends credit to, and performs other banking services for, the Company in the normal course of business.

                                  UNDERWRITING

     Under the terms of and subject to the conditions set forth in the Underwriting Agreement dated May 21, 1997, the Company has agreed to sell to J.P. Morgan Securities Inc. (the "Underwriter"), and the Underwriter has agreed to purchase, the entire principal amount of the Notes.

     The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriter's obligations is such that it is committed to take and pay for all of the Notes if any are taken.

     The Underwriter proposes to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession, not in excess of .250% of the principal amount of the Notes. The Underwriter may allow and such dealers may reallow to certain other dealers a concession, not in excess of .200% of the principal amount of the Notes. After the initial public offering, the offering price and other selling terms may be changed.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof.

     The Company has been advised by the Underwriter that it currently intends to make a market in the Notes, but may discontinue such market making at any time without notice. The Company cannot predict the liquidity of any trading market for the Notes.

     In connection with the offering of the Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriter may overallot in connection with the offering of the Notes, creating a short position. In addition, the Underwriter may bid for, and purchase Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the Underwriter may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the Underwriter repurchases previously distributed Notes in covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriter is not required to engage in any of these activities, and may end any of them at any time.

     In the ordinary course of their respective businesses, affiliates of the Underwriter have engaged, and may in the future engage, in commercial banking transactions with the Company.

                                 LEGAL OPINIONS

     The legality of the Notes will be passed upon for the Company by its Assistant General Counsel, Timothy M. Hayes, 250 Carpenter Freeway, Irving, TX 75062-2729, and for the Underwriter by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019. Mr. Hayes owns shares of Class A Common Stock of the Company's parent, Associates First Capital Corporation, and has options to purchase additional shares of such Class A Common Stock.

PROSPECTUS

[ASSOCIATES CORP. OF NORTH AMERICA LOGO]

                                Debt Securities

                      Warrants to Purchase Debt Securities

                             ---------------------

     The Company from time to time may issue in one or more series its unsecured debt securities ("Debt Securities"), which may either be senior (the "Senior Securities") or subordinated (the "Subordinated Securities") in priority of payment, and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and the Warrants being herein collectively called the "Securities") for proceeds up to $7,900,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit. The Debt Securities of each series will be offered on terms determined at the time of sale. The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The specific designation, priority, aggregate principal amount, the currency or currency unit for which the Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

     The Securities may be sold through underwriters or dealers or may be sold by the Company directly or through agents designated from time to time. The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation are set forth in the Prospectus Supplement.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 4, 1995

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                             ---------------------

     The following information, which is being disclosed pursuant to Florida law, is accurate as of the date of this Prospectus: Autolatina-Comercio, Negocios e Participacoes Ltda., a Brazilian company ("Autolatina"), is a joint venture between Ford Motor Company ("Ford", the indirect parent corporation of the Company), and Volkswagen AG in which Ford has a 49% ownership interest. Autolatina occasionally sells vehicles to persons located in Cuba. Each such sale is made pursuant to a specific license granted to Ford by the U.S. Department of Treasury. The last such sale, which involved one medical supply vehicle, was made to Cubanacan in April 1991. Current information concerning Autolatina's or its Ford-related affiliates' business dealings with the government of Cuba or with persons located in Cuba may be obtained from the State of Florida Department of Banking and Finance at The Capitol Building, Suite 1401, Tallahassee, Florida 32399-0350 (telephone number 904-488-0545).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's debt securities are listed. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

     The Company intends to publish annual reports with financial information that has been examined and reported upon, with an opinion expressed, by an independent certified public accountant. These reports will not be distributed to holders of the Securities but will be available to them upon request.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, its Current Reports on Form 8-K dated January 16, 1995, February 10, 1995, March 13, 1995, March 22, 1995, April 10, 1995, May 10, 1995, June 7, 1995, July 10, 1995, August 25, 1995, September
15, 1995, October 16, 1995, October 27, 1995 and November 17, 1995, filed with the Commission pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference. All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO: ASSOCIATES CORPORATION OF NORTH AMERICA, P.O. BOX 660237, DALLAS, TX 75266-0237, ATTENTION: SECRETARY (TEL. 214-541-4000).

                                  THE COMPANY

     Associates Corporation of North America ("Associates" or the "Company"), a Delaware corporation, is a wholly-owned subsidiary and the principal operating unit of Associates First Capital Corporation ("First Capital"). First Capital is an indirect subsidiary of Ford Motor Company. Unless the context otherwise requires, reference to Associates or to the Company includes the Company and all its subsidiaries.

     At December 31, 1994, Associates had 1,473 branch offices in the United States. As of September 30, 1994, Associates was the second largest independent finance company in the United States.

     Associates primary business activities are consumer finance, commercial finance and insurance underwriting. The consumer finance operation is engaged in making and investing in residential real estate-secured loans to individuals, making secured and unsecured installment loans to individuals, purchasing consumer retail installment obligations, investing in credit card receivables, financing manufactured housing purchases, and providing other consumer financial services. The commercial finance operation is principally engaged in the purchase of time sales obligations and leases, direct leases and secured direct loans, and sales of other financial services, including automobile club, mortgage banking and relocation services. The insurance operation is engaged in underwriting credit life and credit accident and health, property, casualty and accidental death and dismemberment insurance, principally for customers of the finance operations of Associates.

     The principal executive offices of the Company are located at 250 East Carpenter Freeway, Irving, TX 75062-2729 and its mailing address is P.O. Box 660237, Dallas, TX 75266-0237 (tel. 214-541-4000).

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of Associates for the periods indicated:

             YEAR ENDED
            DECEMBER 31                 NINE MONTHS
  --------------------------------         ENDED
  1990   1991   1992   1993   1994   SEPTEMBER 30, 1995
  ----   ----   ----   ----   ----   ------------------
  1.46   1.48   1.56   1.64   1.64          1.57

For purposes of computing the ratio of earnings to fixed charges, the term "earnings" represents earnings before provision for income taxes, and cumulative effect of changes in accounting principles, plus fixed charges. "Fixed charges" represent interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

                            APPLICATION OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used initially to repay commercial paper borrowings incurred in the ordinary course of the financing activities of the Company. The Company expects from time to time to continue to incur short-term and long-term debt and to effect other financings, the amounts of which cannot now be determined.

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

                         DESCRIPTION OF DEBT SECURITIES

                                    GENERAL

     The Debt Securities will constitute either senior or subordinated debt of the Company. The Debt Securities will be issued under one or more separate indentures described below for Senior Securities (each, a "Senior Indenture") or for Subordinated Securities (each, a "Subordinated Indenture"), in each case between the Company and a banking institution organized under the laws of the United States of America or of any State thereof (each, a "Trustee"). The Senior Indentures and the Subordinated Indentures are hereinafter collectively referred to as the "Indentures". The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the applicable Indenture, which is filed as an exhibit to the Registration Statement. All article and section references appearing herein are to articles and sections of the applicable Indenture, and all capitalized terms have the meanings specified in such Indenture.

     None of the Indentures limits the amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount authorized from time to time by the Company and may be denominated in any currency or currency unit designated by the Company. The Indentures do not contain any covenant or other provision that is specifically intended to afford any Holder special protection in the event of a highly leveraged transaction. Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby: (1) the designation, aggregate principal amount, authorized denominations and priority of such Debt Securities; (2) the percentage of the principal amount at which such Debt Securities will be issued;
(3) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Debt Securities may be payable; (4) the date on which such Debt Securities will mature; (5) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (6) the dates on which such interest, if any, will be payable; (7) whether such Debt Securities are to be issued in whole or in part in the form of one or more global securities (each a "Global Security") and, if so, the identity of a depositary (the "Depositary") for such Global Security or Securities; and (8) any redemption terms or other specific terms.

     If any of the Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be only Fully Registered Securities (sec. 3.01, 3.02). In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities (sec.2.04). See "Global Securities" below.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of such Depositary to such Depositary, or to a successor of such Depositary or a nominee of such successor (sec.2.04).

     The specific terms of the depositary arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

CERTAIN RESTRICTIVE PROVISIONS

     None of the Indentures limits the amount of other debt which may be issued by the Company or the amount of dividends or other payments which may be paid with respect to, or the redemption or acquisition of, its equity securities by the Company or its subsidiaries, but each Indenture contains a covenant that neither the Company nor any Finance or Insurance Subsidiary will create or incur any mortgage, pledge, or charge of any kind on any of its properties, except for: intercompany mortgages or pledges from subsidiary to parent corporation or to any other Finance or Insurance Subsidiary; purchase money liens or leases; acquisitions of subsidiaries, the physical properties or assets of which are subject to liens; liens created in the ordinary course of business by subsidiaries for money borrowed if such subsidiaries operate in foreign countries or prior to becoming a subsidiary had borrowed on a secured basis; sale and leaseback arrangements upon any real property; renewals or refundings of any of the foregoing; and certain other minor exceptions. Each Indenture also contains a covenant restricting certain transactions by the Company or its Subsidiaries with any Controlling Person or Controlling Person Subsidiary (sec.6.02).

     A restriction contained in the Company's 4 3/4% Senior Notes due August 1, 1996 generally limits payments of cash dividends on the Company's common stock in any year to not more than 50% of consolidated net earnings for such year, subject to certain exceptions. Unless otherwise set forth in the Prospectus Supplement relating to any series of Debt Securities, no such restriction will be contained in any series of Debt Securities issued under the Indentures.

MODIFICATION OF INDENTURES

     Each Indenture, the rights and obligations of the Company and the rights of the Holders may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each such series affected by the modification or amendment. No modification of the terms of payment of principal or interest, and no modification reducing the percentage required for modification is effective against any Holder without his consent. No modification of the Senior Indentures subordinating the indebtedness evidenced by any series of Senior Securities issued thereunder to any other indebtedness of the Company is effective against any Holder of a Senior Security issued thereunder without his consent, and no modification of the Subordinated Indenture subordinating the indebtedness evidenced by any series of Subordinated Securities issued thereunder to any indebtedness of the Company other than Superior Indebtedness is effective against any Holder of Subordinated Securities without his consent. For the purpose of these provisions, a holder of an unexpired Warrant shall be deemed to be the Holder of the principal amount of Debt Securities issuable upon exercise of such Warrant (sec. 6.03, 12.01).

EVENTS OF DEFAULT

     Each Indenture provides that the following are Events of Default with respect to any series of Debt Securities issued thereunder: default in the payment of the principal of any Debt Security of such series when and as the same shall be due and payable; default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; default for 30 days in the payment of any installment of interest on any Debt Security of such series; default for 60 days after notice in the performance of any other covenant in respect of the Debt Securities of such series contained in the Indenture; certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; default for 30 days in the payment of any installment of interest on any evidence of indebtedness (including any other series of Debt Securities issued under the same Indenture) issued, assumed or guaranteed by the Company or default in the payment of any principal of any such evidence of indebtedness; and any other Event of Default provided in the applicable Board Resolution or supplemental indenture under which such series of Debt Securities is issued (sec.8.01). An Event of Default with respect to a particular series of Debt Securities issued under an Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The appropriate Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders.

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the appropriate Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately (sec.8.01).

     Within four months after the close of each fiscal year, the Company must file with each Trustee a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default and the nature thereof (sec.6.02).

     Subject to provisions relating to its duties in case of default, a Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any Holders, unless such Holders shall have offered to such Trustee reasonable indemnity (sec.9.03). Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred upon such Trustee, with respect to the Debt Securities of such series (sec.8.06).

PAYMENT AND TRANSFER

     Principal of, premium, if any, and interest, if any, on Fully Registered Securities are to be payable at the Corporate Trust Office of the Trustee under the applicable Indenture or any other office maintained by the Company for such purposes, provided that payment of interest, if any, will be made, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the persons in whose names such Securities are registered at the close of business on the day or days specified in the Prospectus Supplement accompanying this Prospectus (sec. 3.08, 3.11). The principal of, premium, if any, and interest, if any, on Debt Securities in other forms will be payable in such manner and at such place or places as may be designated by the Company and specified in the applicable Prospectus Supplement (sec.3.11).

     Fully Registered Securities may be transferred or exchanged at the Corporate Trust Office of the Trustee under the applicable Indenture or at any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement (sec.3.05).

                               SENIOR SECURITIES
SUPERIOR INDEBTEDNESS

     The Senior Securities will constitute part of the Superior Indebtedness of the Company and will rank pari passu with all outstanding senior debt. The outstanding Subordinated Indebtedness and Capital Indebtedness have been subordinated, as to payment of principal, premium, if any, and interest, if any, to all other liabilities of the Company, including the Senior Securities.

                            SUBORDINATED SECURITIES
SUBORDINATION

     The Subordinated Securities will be subordinate and junior in right of payment in all respects to all Superior Indebtedness of the Company, whether outstanding at the date of the Subordinated Indenture or incurred after such date. The term "Superior Indebtedness" is defined to mean (i) all obligations of the Company which in accordance with generally accepted accounting principles are classified as liabilities on the Company's balance sheet and (ii) guaranties of, endorsements and other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, except other Subordinated Indebtedness and Capital Indebtedness (sec.15.01 of the Subordinated Indenture). "Subordinated Indebtedness" is defined to mean all Indebtedness of the Company which is subordinate and junior in right of payment to Superior Indebtedness, but does not include "Capital Indebtedness", which is defined to be Indebtedness subordinate and junior to Subordinated Indebtedness and Superior Indebtedness (sec.1.01 of the Subordinated Indenture). At September 30, 1995, Superior Indebtedness aggregated approximately $30.9 billion. The amount of additional Superior Indebtedness which the Company may issue is not subject to any limitation.

     Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Superior Indebtedness will first be entitled to receive payment in full of principal of and interest, if any, on such Superior Indebtedness before the Holders of Subordinated Securities are entitled to receive any payment on Subordinated Securities. In the event that any Subordinated Security is declared due and payable because of the occurrence of an Event of Default, under circumstances when the provisions of the foregoing sentence are not applicable, the Trustee under the Subordinated Indenture or the Holders of Subordinated Securities shall be entitled to payment only after there shall first have been paid in full the Superior Indebtedness outstanding at the time such Subordinated Security so becomes due and payable because of such Event of Default (Article Fifteen of the Subordinated Indenture).

                            CONCERNING THE TRUSTEES

     Business and other relationships (including other trusteeships) between the Company and its affiliates and each Trustee under any Indenture pursuant to which any of the Debt Securities to which the Prospectus Supplement accompanying this Prospectus are described in such Prospectus Supplement.

     In the event Subordinated Debt Securities are issued pursuant to a Subordinated Indenture with a Trustee which is also a Trustee for Senior Debt Securities pursuant to a Senior Indenture, the occurrence of any default under such Subordinated Indenture or such Senior Indenture could create a conflicting interest for the respective Trustee under the Trust Indenture Act of 1939, as amended (the "1939 Act"). If such default has not been cured or waived within 90 days after such Trustee has or acquires a conflicting interest, such Trustee generally is required by the 1939 Act to eliminate such conflicting interest or resign as Trustee with respect to the Debt Securities issued under such Senior Indenture or such Subordinated Indenture. In the event of the Trustee's resignation, the Company shall promptly appoint a successor trustee with respect to the affected securities.

                            DESCRIPTION OF WARRANTS

     The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of a Warrant Agreement (the "Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement.

GENERAL

     The Warrants, evidenced by Warrant certificates (the "Warrant Certificates"), may be issued under the Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable;
(v) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Warrants.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any Co-Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of Holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Warrants) and are not entitled to payments of principal of and interest, if any, on such Debt Securities.

EXERCISE OF WARRANTS

     Warrants may be exercised by surrendering the Warrant Certificate at the corporate trust office of the Warrant Agent or at the corporate trust office of the Co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Warrants, the Warrant Agent or Co-Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities: (i) through underwriters or dealers;
(ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except
(i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The legality of the Securities will be passed upon for the Company by Thomas E. Dale or Timothy M. Hayes, each an Assistant General Counsel, 250 Carpenter Freeway, Irving, TX 75062-2729, and for any underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1994 and 1993 and the consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.